Sierra Monitor Corporation Announces Financial Results
for the Third Quarter Ended September 30, 2011

Reports year-to-date Net Income of $725,560, an Increase of 132% over prior year
Wins $2.5 Million Fire and Gas Instrumentation Order

Milpitas, California – November 1, 2011 – Sierra Monitor Corporation (OTC: SRMC.OB), a company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced financial results for the third quarter and nine months ended September 30, 2011.

Financial Highlights

•	Achieved third quarter sales of $3.8 million, an increase of 1.4% over the third quarter of 2010
•	Reported third quarter 2011 net income of $181,736
•	Ended the third quarter of 2011 with a strong balance sheet, approximately $1.7 million of cash on hand and no bank debt
•	Recorded sales of approximately $12.0 million for the nine months ended September 30, 2011, an increase of 17.5% over the corresponding period the previous year
•	Reported year-to-date net income of $725,560, an increase of 132% over the corresponding period in the previous year

Business Highlights

•
Received largest single order in Sierra Monitor’s history to supply fire and gas instrumentation for a major Middle East project.  The order, valued at $2.5 million, is for instrumentation combined with ancillary monitoring and alarm equipment

•	Provided FieldServer gateways to monitor hospital mobile refrigeration units that deliver medications to different patient rooms
•
Received an order to develop a software protocol driver that will allow fire and smoke detection systems to be integrated into the building management systems throughout the new World Trade Center in New York

•	Supplied FieldServer data gateways to integrate fire detection panels with the building automation system in Concourse 3, the new Airbus A380 passenger terminal at Dubai International Airport
•
Honored by the Defense Logistics Agency Land and Maritime (formerly Defense Supply Center Columbus) as one of the agency’s most reliable suppliers for the second consecutive year.  Sierra Monitor supplies life safety gas detection systems for US Navy shipboard applications.

Third Quarter and First Nine Months of 2011 Financial Results
Net sales for the quarter ended September 30, 2011 were $3,803,336, an increase of 1.4% from $3,752,014 reported for the same period of 2010.  For the nine months ended September 30, 2011, sales increased 17.5% to $11,956,114 compared to $10,172,826 for the same period of 2010.

Sierra Monitor posted GAAP net income of $181,736 or $0.02 per share (basic and diluted), for the quarter ended September 30, 2011, compared to GAAP net income of $234,746 or $0.02 per share (basic and diluted), for the same period of 2010.  Sierra Monitor posted GAAP net income of $725,560, or $0.07 per share basic (basic and diluted), for the nine months ended September 30, 2011, compared to GAAP net income of $312,452, or $0.03 per share (basic and diluted), for the same period of 2010.

Sierra Monitor posted non-GAAP net income of $293,711 or $0.03 per share (basic and diluted), for the quarter ended September 30, 2011 compared to non-GAAP net income of $327,488 or $0.03 per share (basic and diluted), for the same period of 2010.  Sierra Monitor posted non-GAAP net income of $1,046,480, or $0.11 per share basic and $0.10 per share diluted, for the nine months ended September 30, 2011, compared to non-GAAP net income of $590,506, or $0.05 per share (basic and diluted), for the same period of  2010.

“Receiving an order valued at $2.5 million for fire and safety instrumentation for a Middle East project reaffirms our strategic decision to open the Dubai-based sales office and capitalizes on our quality reputation,” said Gordon R. Arnold, president and chief executive officer.  “Our team has the technical, logistical and manufacturing expertise as well as the financial resources to handle this order which is the largest in our history.  We anticipate shipping the entire order in the first quarter of 2012.  Our plan is to continue to emphasize expansion of international sales channels.”

Cash Position
Sierra Monitor had $1,731,363 in cash at September 30, 2011 with no bank borrowings.  Trade receivables were $1,836,633 at September 30, 2011 while the Company’s Days Sales Outstanding was 40 days.

About Sierra Monitor Corporation
Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation.  The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers.  By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems.  The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection.  Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption.  For more information visit:  http://www.sierramonitor.com/

Sierra Monitor Investor Relations Contact:
Steve Polcyn
408-262-6611 ext. 1341
spolcyn@sierramonitor.com

Table A
SIERRA MONITOR CORPORATION

Statements of Operations

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
Net sales	$3,803,336	$3,752,014	$11,956,114	$10,172,826
Cost of goods sold	1,563,419	1,526,581	4,851,546	4,183,066
Gross profit	2,239,917	2,225,433	7,104,568	5,989,760
Operating expenses
Research and development	552,950	496,273	1,648,016	1,483,203
Selling and marketing	857,828	847,190	2,659,782	2,521,680
General and administrative	526,508	491,853	1,588,368	1,467,197
	1,937,286	1,835,316	5,896,166	5,472,080
Income from operations	302,631	390,117	1,208,402	517,680
Interest income	262	1,126	864	3,074
Income before income taxes	302,893	391,243	1,209,266	520,754
Income tax provision	121,157	156,497	483,706	208,302
Net income	$181,736	$234,746	$725,560	$312,452
Net income available to common shareholders per common share
Basic	$0.02	$0.02	$0.07	$0.03
Diluted	$0.02	$0.02	$0.07	$0.03
Weighted average number of common shares used in per share computations:
Basic	9,901,177	11,446,076	9,898,354	11,441,707
Diluted	10,113,651	11,575,782	10,122,507	11,666,895

Table B

SIERRA MONITOR CORPORATION

Balance Sheet

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,731,363	$1,645,433
Trade receivables, less allowance for doubtful accounts of approximately $96,000 and $82,000 respectively	1,836,633	1,708,886
Inventories, net	2,572,252	2,115,003
Prepaid expenses	123,756	178,819
Income tax deposit	524,200	-
Deferred income taxes	298,410	298,410
Total current assets	7,086,614	5,946,551

Property and equipment, net	389,192	294,424
Other assets	157,068	154,816
Total assets	$7,632,874	$6,395,791

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$637,864	$704,539
Accrued compensation expenses	465,138	432,127
Other current liabilities	93,098	72,888
Income taxes payable	485,971	20,879
Total current liabilities	1,682,071	1,230,433

Deferred tax liability	54,095	54,095
Total liabilities	1,736,166	1,284,528

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 9,901,177 and 9,896,942 shares issued and outstanding, respectively	9,901	9,897
Additional paid-in capital	2,754,775	2,694,894
Retained earnings	3,132,032	2,406,472
Total shareholders’ equity	5,896,708	5,111,263
Total liabilities and shareholders’ equity	$7,632,874	$6,395,791

NON-GAAP FINANCIAL MEASURES

The accompanying news release dated November 1, 2011 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit from operations and related non-GAAP profit as a percentage of revenue, non-GAAP net profit and basic and diluted non-GAAP net profit per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.  Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Deferred Income Taxes

The effect of changes in deferred tax balances is non-cash and is not comparable across periods or with other companies.  We exclude these amounts from our internal measures for budget and planning purposes.  There are no deferred income taxes reported in the current reporting periods.

Stock-based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive stocks using the methods required by GAAP for both GAAP and non-GAAP diluted net income per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C
SIERRA MONITOR CORPORATION

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010

GAAP Net Income	$181,736	$234,746	$725,560	$312,452
Adjustments:
Depreciation and amortization	73,500	53,193	211,878	179,354
Provision for bad debt expense	3,000	3,000	14,157	4,005
Provision for inventory losses	15,000	15,000	35,000	20,000
Stock based compensation expense	20,475	21,549	59,885	74,695
Total adjustments to GAAP net income	111,975	92,742	320,920	278,054
Non-GAAP Net Income	$293,711	$327,488	$1,046,480	$590,506

Non GAAP Net Income Per Share:
Basic	$0.03	$0.03	$0.11	$0.05
Diluted	$0.03	$0.03	$0.10	$0.05
Weighted-average number of shares used in per share computations:
Basic	9,901,177	11,446,076	9,898,354	11,441,707
Diluted	10,113,651	11,575,782	10,122,507	11,666,895